Exhibit 99.1

January 8, 2007

Mr. Curtis Akey

9546 Harford Ct.

Littleton, CO 80126

RE:	Offer of Employment

Dear Curtis:

Congratulations! We look forward to welcoming you to MPC. This letter contains important information confirming our offer of employment to you, including information on what you need to do to get started as part of the MPC team.

On behalf of MPC we are pleased to offer you the position of Vice President of Finance & Corporate Development. You will be reporting to John Yeros. We anticipate that you will start work on or before January 2, 2007, unless otherwise approved by us in advance. Your base pay will be $5,769.24 per bi-weekly pay period based on an annual salary of $150,000.

We will recommend that you receive an issuance of 25,000 Restricted Stock Units ("RSU") under the HyperSpace Communications, Inc. Amended and Restated 2004 Equity Incentive Plan, subject to approval of the HyperSpace Board of Directors. The RSU’s will vest 1/2 per year beginning on the first anniversary date of the grant, i.e. the first 1/2 will vest in approximately one (1) year and the second 1/2 will vest in approximately two (2) years. The actual date of grant will be upon Board approval after your start date.

If you are employed by MPC continuously from your start date and for twelve months thereafter or in the event of a Business Combination as defined below, you will be eligible to receive severance pay of six (6) months of base pay in the event of an involuntary termination without Cause, provided that, in the event of a change in control, you shall not be deemed to have been involuntarily terminated in the event you receive an offer of employment by the business that is comparable in the aggregate to your existing employment. For purposes hereof, “Cause” shall mean: (a) the failure by you to perform your material job functions; (b) gross misconduct by you that is materially injurious to the company; (c) breach by you of the material provisions of any written agreement between you and the company; (d) indictment of a felony involving moral turpitude or relating to the company’s assets, activities or operations; or (e) commission of an act of fraud, embezzlement or any other illegal or criminal conduct in the course of your employment with the company or related to the company’s assets, activities, or operations. The receipt of your severance pay will also be contingent upon your execution of a general release of claims in form satisfactory to the company.

Subject to approval of the HyperSpace Board of Directors, you will receive a bonus for completed Business Combinations executed on behalf of MPC. “Business Combination” means, whether effected in one transaction or in a series of related transactions that close within the term of your employment, or for a period of nine months after your employment terminates, unless such termination was for Cause (if such transaction was initiated by you, or you had substantive discussions during your employment with a third party that entered in to a Business Combination with MPC), as follows:

(i)           a merger, consolidation, reorganization or other business combination pursuant to which the business or assets of MPC is combined with that of a third party,

Mr. Curtis Akey

January 8, 2007

including, without limitation, a joint venture involving a combination of all or substantially all of the assets of MPC and the joint venture partner;

(ii)          the acquisition, directly or indirectly, by MPC of a controlling majority of the then outstanding voting capital stock (or newly-issued stock, if issued as part of the Business Combination) of a third party by way of a tender or exchange offer, negotiated purchase or other means (other than a typical public or private offering of the stock to existing and new shareholders);

(iii)         the acquisition, directly or indirectly, by MPC of all or substantially all of the assets of, or of any right to all or substantially all of the revenues or income of, a third party by way of a negotiated purchase or sale;

(iv)         the acquisition, directly or indirectly, by MPC of control of a third party through a proxy contest or otherwise;

Your bonus for each Business Combination shall be set based on the size of revenues of the third party combined with MPC, as follows:

(i)            If revenues of the third party over the latest twelve months are $100 million or more, then the bonus is $125,000, plus $25,000 worth fully vested restricted stock units with the number of units to be determined based on the closing share price as of the day the material definitive agreement is entered, but not announced prior to close, if the agreement is announced prior to the market opening then the share price shall be the previous days’ close;

(ii)          If revenues over the latest twelve months are $30 million or more, then the bonus is $75,000, plus $20,000 worth fully vested restricted stock units with the number of units to be determined based on the closing share price as of the day the material definitive agreement is entered, but not announced prior to close, if the agreement is announced prior to the market opening then the share price shall be the previous days’ close

(iii)         If revenues over the latest twelve months are less than $ 30 million or more, then the bonus is $25,000, plus $15,000 worth fully vested restricted stock units with the number of units to be determined based on the closing share price as of the day the material definitive agreement is entered, but not announced prior to close, if the agreement is announced prior to the market opening then the share price shall be the previous days’ close.

MPC shall have sole discretion whether to enter into any proposed Business Combination, and you will only be entitled to a bonus if the Business Combination is consummated.

You will be eligible to participate in the Management Incentive Plan ("MIP") at a target bonus of 45% of your annual base pay. The MIP provides for payment of incentive bonuses with respect to achievement of established goals. Eligibility for the MIP program, the applicable performance periods, the bonus amounts, administration, and related criteria are subject to reevaluation and determination by the Board of Directors.

Mr. Curtis Akey

January 8, 2007

We offer a variety of health care plans and other benefits programs to eligible employees and their dependents. Additional information concerning these plans and programs will be covered on your first day at MPC.

Your offer is contingent upon satisfactory completion by you of a pre-employment drug screening in accordance with our policies. You will be contacted to make arrangements for the drug screening.

Your employment is also contingent on your representation that you are not obligated under any non-compete agreement or restrictive covenant, which would prevent or interfere with your employment by MPC. Your employment is also subject to completion of all aspects of our standard application and hiring processes for employees. We also will need you to provide us with documentation that you are legally authorized to work in the United States. Further, we will require that you execute our standard new employee forms, including, but not limited to, a Patent and Confidential Information Agreement, and an acknowledgment with respect to our Employment Policy Manual.

This letter is not a contract of employment. Further, the length or duration of your employment is not guaranteed. In accordance with our policies, your employment with us will be on an “at-will” basis, meaning that both you and we have the right to end your employment at any time, for any reason, with or without cause or prior notice.

We are excited that you will be joining the MPC team!

Best Regards,

/s/ John P. Yeros

John P. Yeros
Chairman and CEO

Mr. Curtis Akey

January 8, 2007

I hereby acknowledge receipt of this offer letter and express my intent to begin work on the anticipated start date set forth above.

By:	/s/ Curtis Akey	Date:	1/4/07
Curtis Akey

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